As filed with the Securities and Exchange Commission on July 24, 2013

Registration No. 333-171301

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-171301

Sprint Communications, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	48-0457967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6200 Sprint Parkway

Overland Park, Kansas 66251

(800) 829-0965

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles R. Wunsch

Vice President

Sprint Communications, Inc.

6200 Sprint Parkway

Overland Park, Kansas 66251

(855) 848-3280

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Please address a copy of all communications to:

Kenneth A. Siegel, Esq. Morrison & Foerster LLP Shin-Marunouchi Building, 29th Floor 5-1, Marunouchi 1-Chome Chiyoda-ku, Tokyo 100-6529 Japan 011-81-3-3214-6522	Robert S. Townsend, Esq. Brandon C. Parris, Esq. Jackie Liu, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105-2482 (415) 268-7000	Thomas H. Kennedy, Esq. Jeremy D. London, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Reg. No. 333-171301) previously filed by Sprint Communications, Inc. a Kansas corporation (the “Registrant” or “Old Sprint” and, formerly, “Sprint Nextel Corporation”), on December 20, 2010 (the “Registration Statement”).

The Registrant is party to that certain Agreement and Plan of Merger, dated as of October 15, 2012, as amended (the “Merger Agreement”), by and among the Registrant, SoftBank Corp., a Japanese kabushiki kaisha (“SoftBank”), Starburst I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SoftBank (“HoldCo”), Starburst II, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“New Sprint”), and Starburst III, Inc., a Kansas corporation and a direct wholly owned subsidiary of New Sprint (“Merger Sub”). On July 10, 2013, pursuant to the Merger Agreement, and upon the effective time of the Merger, the Merger Sub was merged with and into Old Sprint (the “Merger”), with Old Sprint continuing after the Merger as the surviving corporation. Additionally, Old Sprint became a wholly owned subsidiary of New Sprint and New Sprint was re-named Sprint Corporation.

On July 10, 2013, pursuant to the terms of the Bond Purchase Agreement between Old Sprint and New Sprint dated as of October 15, 2012 and amended as of June 10, 2013 (as amended, the “Bond Purchase Agreement”) and in connection with the consummation of the Merger, New Sprint converted the $3.1 billion Sprint Nextel bond issued thereunder (the “Bond”) at a rate of 190.476190322581 shares of Old Sprint Common Stock (as defined below) for each $1,000 of principal of the Bond, subject to certain adjustments, with cash paid in lieu of any fractional shares. Following the conversion of the Bond, the Bond Purchase Agreement, upon consummation of the Merger, was automatically terminated pursuant to its terms.

Pursuant to the terms of the Merger Agreement, each share of Old Sprint’s Series 1 common stock, par value $2.00 per share (the “Old Sprint Common Stock”) outstanding immediately prior to the effective time of the Merger was canceled and (with the exception of shares held by HoldCo, Merger Sub, or any other wholly owned subsidiary of HoldCo or held by Old Sprint or any of its wholly owned subsidiaries and treasury shares held by Old Sprint) automatically converted into the right to receive, as a result of the elections made by Old Sprint’s stockholders and the applicable proration and allocation rules contained in the Merger Agreement, (a) for stockholders that elected to receive shares of New Sprint as merger consideration, one share of New Sprint’s common stock (the “New Sprint Common Stock”), and (b) for stockholders that elected to receive cash or that made no election, the right to receive a combination of (i) $5.647658 in cash without interest and (ii) 0.261744048 shares of New Sprint Common Stock. Upon the consummation of the Merger, former Old Sprint stockholders collectively became entitled to receive a total of approximately 850,899,628 shares of New Sprint Common Stock, (excluding the effect of dissenting shares and fractional shares cashed out pursuant to the Merger Agreement), and HoldCo’s shares of Class B Common Stock, par value $0.01 per share of Starburst II, Inc. were automatically reclassified pursuant to the terms of New Sprint’s Amended and Restated Certificate of Incorporation in effect as of the closing date of the Merger (the “Amended and Restated Certificate of Incorporation”) in consideration for the aggregate amount of $21.64 billion contributed by it to New Sprint ($3.1 billion of which was contributed to acquire the Bond issued under the Bond Purchase Agreement), with the result that HoldCo holds a total of 3,076,525,523 shares of New Sprint Common Stock, and SoftBank obtained indirect beneficial ownership of approximately 78% of the fully diluted shares of New Sprint (excluding shares of New Sprint Common Stock issuable upon exercise of the Warrant, as defined below).To the extent that any Old Sprint’s stockholders seek appraisal of their Old Sprint Common Stock, such dissenting stockholders who perfect their dissenters’ rights will not receive the combination of cash and shares of New Sprint Common Stock to which they would otherwise be entitled, and will instead have the right to receive the fair value of their shares as determined under Kansas law, which could be more than, the same as, or less than the value of the merger consideration they would have received had they not sought appraisal with respect to their Old Sprint Common Stock in the Merger.

Pursuant to the Merger Agreement, concurrent with the consummation of the Merger, New Sprint issued to HoldCo a warrant (the “Warrant”) to purchase up to 54,579,924 fully paid and nonassessable shares of New Sprint Common Stock (subject to anti-dilution adjustments), at an exercise price of $5.25 per share (subject to anti-dilution adjustments). The Warrant is exercisable at HoldCo’s option, in whole or in part, at any time, until July 10, 2018. The aggregate purchase price of the Warrant may be paid by either cash or, at HoldCo’s option, through a customary cashless exercise process.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on this 24th day of July, 2013.

Sprint Communications, Inc.

By:	/s/ Timothy P. O’Grady
Name:	Timothy P. O’Grady
Title:	Vice President & Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title

Director
Charles R. Wunsch

/s/ Stefan K. Schnopp	Director
Stefan K. Schnopp

/s/ Timothy P. O’Grady	Director
Timothy P. O’Grady

*	President
Daniel E. Hesse	(Principal Executive Officer)

*	Chief Financial Officer
Joseph J. Euteneuer	(Principal Financial Officer)

*	Vice President & Controller
Ryan H. Siurek	(Principal Accounting Officer)

*	The undersigned by signing his name hereto does sign and execute this registration statement on Form S-3 pursuant to the Power of Attorney executed by the above-named officers of the registrant.

* By:	/s/ Timothy P. O’Grady
Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

24	Power of Attorney (incorporated by reference to Exhibit 24 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 20, 2010.)